  EXHIBIT 107

Form S-8

(Form Type)

Aemetis, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value, to be issued pursuant to the Amended and Restated Aemetis, Inc. 2019 Stock Plan (the “2019 Stock Plan”)	457(c) and457(h)	1,338,470	(2)	$12.55	(3)	$16,797,798	$92.70 per $1,000,000	$1,557.16

Total Offering Amounts							$16,797,798		$1,557.16

Total Fee Offsets									—

Net Fee Due									$1,557.16

_____________

(1)

Represents shares of common stock, par value $0.001 per share (“Common Stock”) of Aemetis, Inc. (the “Registrant”) available for issuance pursuant to awards granted pursuant to the Registrant’s 2019 Stock Plan (the “2019 Plan”). In addition, Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2019 Plan by reason of an event such as any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Reflects an automatic annual increase of 1,338,470 on January 1, 2022 to the number of shares of Registrant’s Common Stock reserved for issuance under the 2019 Plan, which annual increase is provided for in the 2019 Plan.

(3)

The estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant is the average of the high and low prices of the Registrant’s common stock as reported by NASDAQ on March 4, 2022.